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                                                                      EXHIBIT 99

                        AGREEMENT REGARDING JOINT FILING
                          OF STATEMENTS ON SCHEDULE 13D

     This JOINT SCHEDULE 13D FILING AGREEMENT, made as of April __, 2002 by and between Intellect Capital Group, LLC ("ICG"), a Delaware limited liability company, and Mr. Terren S. Peizer, an individual.

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, Intellect Capital Group, LLC, a Delaware limited liability company ("ICG"), and Mr. Terren S. Peizer, an individual, agree as follows:

     1. Joint Filing. ICG and Mr. Peizer agree to file from time to time joint
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Schedules 13D with respect to the beneficial ownership of securities by ICG (or by such other parties as may be deemed beneficially owned by any of such parties), and to file jointly any further amendments or schedules that may be required with respect to such ownership.

     2. Representations and Warranties. Each of the parties hereto represents
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and warrants to the other that all information regarding such party provided for use in preparing a Schedule 13D pursuant hereto and any amendments thereto shall be accurate and complete.

     3. Responsibility for Filing. Each party hereto retains responsibility, as
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required by the Securities and Exchange Commission's regulations, for the timely filing of any and all Schedules 13D and any amendments thereto and for the completeness and accuracy of the information concerning such party. Each party hereto is not responsible, however, for the completeness and accuracy of the information concerning the other party hereto, unless such party knows or has reason to believe that such information is inaccurate.

     4. Disclaimer of Group Status. Each party disclaims the existence of a
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"group" with any other party, and as between any and all entities which may beneficially own directly the securities which may be reported in one or more Schedules 13D pursuant hereto, except as otherwise expressly stated in such Schedules.

Dated:  April 30, 2002

INTELLECT CAPITAL GROUP, LLC


By:   /s/ Terren S. Peizer
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Name:  Terren S. Peizer,
Title: Chief Executive Officer

 /s/ Terren S. Peizer
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Terren S. Peizer